EXHIBIT 10.1.8

PARTNERSHIP DIVISION AGREEMENT

This Partnership Division Agreement (this “Agreement”) is entered into as of December 21, 2011, by and among Mission West Properties, L.P. II, a Delaware limited partnership (the “Partnership”), Mission West Properties, Inc., a Maryland corporation (the “Company”), and Mission West Properties, L.P. V, a Delaware limited partnership (“MWP V”).  Certain of the defined terms used in this Agreement are set forth in Section 6.

RECITALS

A.           The Company is the sole general partner of the Partnership.  The Partnership is governed by that certain Amended and Restated Agreement of Limited Partnership dated as of July 1, 1998 (the “Partnership Agreement”).  Unless otherwise defined in Section 6 of this Agreement, capitalized terms used in this Agreement have the meanings provided in the Partnership Agreement.

B.           The Partnership wishes to distribute certain Units of Partnership Interests pro rata to all of the existing Partners of the Partnership in proportion to the number of Units of Partnership Interest held by each Partner as of the date of this Agreement in a partnership division described in section 1.708-1(d)(3)(A) of the Regulations (the “Division”).

C.           The Division is to be effected through the formation of MWP V by the Partnership; the creation of an Agreement of Limited Partnership of MWP V containing terms substantially identical to those of the Partnership Agreement; the transfer of certain properties to MWP V by the Partnership; and the distribution of Units of Partnership Interests to each of the Partners therein in proportion to their respective Partnership Interests in the Partnership followed by the redemption and cancellation of the number of Units of Partnership Interest of the Partnership equal to the number and percentages of Units in MWP V distributed, which amount has been calculated by determining the same proportion to the total number of outstanding Units of Partnership Interest of the Partnership that the fair market value of the contributed properties bears to the total fair market value net of qualified non-recourse debt of all of the properties owned by the Partnership, determined as of the date of the distribution.

D.           The limited partners of the Partnership have approved the Division and related transactions described in this Agreement.

E.           Subject to and on the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1) the Partnership shall contribute to MWP V the real properties described in the attached Appendix I (collectively, the “Contributed Properties”) and shall distribute, transfer and assign to the Partners identified on Appendix I, in the percentages indicated thereon, in partial redemption and cancellation of the number of Units of Partnership Interest held by each such Partner as further set forth on Appendix I:

In this context, the Partnership, the Company and MWP V agree as follows:

Section 1	Contribution of Real Properties and Other Assets

On the Closing Date, the Partnership shall contribute certain properties and assign certain contracts to MWP V, and MWP V agrees to accept such properties and assume such contracts as follows:

1.1 Contributed Properties.  All of the Partnership’s right, title and interest in and to each of the real properties described in the Contributed Properties in the attached Appendix I, together with (a) any and all buildings, structures, systems, facilities, fixtures, fences and parking areas located on the Contributed Properties and any and all machinery, equipment, apparatus and appliances (not owned by tenants) used in connection with the operation or occupancy of the Contributed Properties and any leasehold interest in all such improvements leased by the Partnership, (b) all privileges, rights, easements and appurtenances belonging to the Contributed Properties, (c) all development rights, air rights, water and sewer capacity rights and water stock relating to the Contributed Properties, and (d) all right, title and interest of the Partnership in and to any streets, alleys, passages, common areas, other easements and other rights-of-way or appurtenances included in, adjacent to or used in connection with the Contributed Properties (collectively, the “Improvements”);

1.2 Personal Property.  All of the Partnership’s right, title and interest in and to any personal property located within or used in connection with the Contributed Properties;

1.3 Leases.  All of the Partnership’s right, title and interest in and to the leases, licenses and other occupancy agreements with tenants relating to the use or occupancy of any portion of any of the Contributed Properties, including any amendments to the foregoing (collectively, the “Leases”);

1.4 Service Contracts.  All of the Partnership’s right, title and interest in and to the contracts (other than the Leases) entered into by the Partnership or its property manager or leasing agent relating to the management, maintenance, leasing or operation of any of the Contributed Properties, if any;

1.5 Other Assets.  If any, all of the Partnership’s right, title and interest in and to all tangible and intangible assets of any nature relating exclusively to the Contributed Properties or the Personal Property, including without limitation (a) all warranties upon the Improvements or Personal Property, to the full extent such warranties are assignable, (b) copies of all plans, specifications, engineering drawings and prints relating to the construction of the Improvements, (c) all copyrights, logos, designs, trademarks, trade names, service marks, phone numbers and all goodwill associated with the Contributed Properties, (d) all other intellectual or intangible property used by the Partnership in connection with the Contributed Properties, (e) all rental deposits, security deposits, pet deposits, cleaning deposits and other deposits given by tenants to secure their performance under the Leases; and (f) all claims and causes of action arising out of or in connection with the Contributed Properties (other than claims for delinquent rents and other tenant obligations which the Partnership may retain pursuant to Section 3.6(a)); and

1.6 Excluded Assets.  MWP V shall not be entitled to receive, and the Partnership shall retain, all other real properties held by the Partnership (the “Retained Properties”), the leases, licenses and other occupancy agreements with tenants relating to the use or occupancy of any portion of any of the Retained Properties, including any amendments to the foregoing (collectively, the “Retained Leases”), all service contracts other than the Service Contracts and the Terminated Contracts, any and all assets of the type described in Section 1.5 that relate to the Retained Properties and the Retained Leases.

Section 2	Allocation of Obligations

2.1 Leases and Service Contracts.  On the Closing Date, MWP V shall assume the Partnership’s obligations under the Leases and the Service Contracts (other than the Terminated Contracts).

2.2 Indemnification.

(a) MWP V shall indemnify and hold harmless the Partnership, its partners, and their respective partners, directors, officers, employees and agents (collectively, the “Partnership Indemnified Parties”) from and against any claim, loss, damage, liability or expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the Partnership Indemnified Parties after the Closing Date with respect to the Contributed Properties, the Leases, and the Service Contracts.

(b) The Partnership shall indemnify and hold harmless MWP V, its shareholders, officers, directors and employees, and their respective partners, directors, officers, employees and agents (collectively, the “MWP V Indemnified Parties”) from and against any claim, loss, damage, liability or expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the MWP V Indemnified Parties after the Closing Date with respect to the Retained Properties, the Retained Leases, and any contracts of the Partnership other than the Service Contracts.

Section 3	Closing

3.1 Closing Date.  The parties shall close the transaction contemplated by this Agreement (the “Closing”) on December 31, 2011, or such other date as is mutually agreed between the Partnership and the Company (the “Closing Date”).

3.2 Escrow.  This Section 3, together with such additional instructions as First American Title Insurance Company, San Jose, California, Attention: Liz Zankich (“Escrow Holder”) shall reasonably request and the parties shall agree to, shall constitute the escrow instructions to Escrow Holder.  If there is any inconsistency between this Agreement and the Escrow Holder’s additional instructions, this Agreement shall control unless the intent to amend this Agreement is clearly stated in such additional instructions.

3.3 The Partnership’s Closing Deliverables.  The Partnership shall deliver to MWP V on or before the Closing (or, in the case of the items referred to in Sections 3.3(a), deliver to the Escrow Holder prior to the Closing Date) the following:

(a) Duly executed and acknowledged grant deeds (the “Deeds”), conveying each of the Contributed Properties to MWP V;

(b) Two signed counterparts of an assignment and assumption agreement, in which the Partnership assigns to MWP V its rights under the Leases, and the Company assumes the Partnership’s obligations under the Leases (the “Lease Assignment and Assumption Agreement”);

(c) The original Leases;

(d) Cash equal to all costs of Closing and prorations to be paid by the Partnership pursuant to Sections 3.6 and 3.7;

(e) All records and files relating to the management or operation of the Contributed Properties, including, without limitation, all tenant files (including correspondence), property tax bills and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Contributed Properties; and

(f) Such additional documents, including written escrow instructions consistent with this Agreement, as may be necessary or desirable for conveyance of the Contributed Properties in accordance with this Agreement.

3.4 MWP V’s Closing Deliverables.  MWP V shall deliver to the Partnership on or before the Closing the following:

(a) Two signed counterparts of the Lease Assignment and Assumption Agreement;

(b) Cash equal to the prorations to be paid by MWP V pursuant to Sections 3.6 and 3.7; and

(c) Such additional documents, including written escrow instructions consistent with this Agreement, as may be necessary or desirable for conveyance of the Contributed Properties in accordance with this Agreement.

3.5 Closing.  When Escrow Holder has received all documents and funds identified in Sections 3.3 and 3.4, has received written notification from the Company and the Partnership that all conditions to Closing to be satisfied outside of escrow have been satisfied or waived, then, and only then, Escrow Holder shall:

(a) Record the Deeds

(b) To the extent not otherwise delivered to the Company outside of escrow, deliver to the Company:  (i) conformed copies (showing all recording information thereon) of the Deeds; (ii) fully executed originals of the Lease Assignment and Assumption Agreement, and (iii) the original Leases; and,

(c) Deliver to the Partnership fully executed originals of the Lease Assignment and Assumption Agreement.

If applicable, Escrow Holder shall prepare and sign closing statements showing all receipts and disbursements and deliver copies to the Company and the Partnership and shall file with the Internal Revenue Service (with copies to the Company and the Partnership) the reporting statement required under Section 6045(e) of the Internal Revenue Code.

3.6 Prorations.  Subject to the other provisions of this Section 3, all receipts and disbursements of the Contributed Properties will be prorated as of 12:01 p.m. on December 31, 2011.

(a) Rents under the Leases shall be apportioned as of the Closing Date.  With respect to any rent arrearages collected under the Leases after Closing, MWP V shall pay to the Partnership any rent actually collected which is applicable to the period prior to and including the Closing Date.

(b) MWP V shall be entitled to the total sum of all rental deposits, security deposits, cleaning deposits and other deposits paid to the Partnership by tenants under any Leases.

(c) All real and personal property ad valorem taxes and special assessments, if any, whether payable in installments or not, including without limitation, all supplemental taxes attributable to the period prior to and including the Closing Date for the calendar year in which the Closing occurs, shall be prorated to the Closing Date, based on the latest available tax rate and assessed valuation.  If the amount of any installment of real property taxes is not known as of the Closing Date, then a proration shall be made by the parties based on a reasonable estimate of the real property taxes applicable to the particular Distributed Property and the parties shall adjust the proration when the actual amount becomes known upon the written request of either party made to the other.  The provisions of this Section 3.6(c) shall survive the Closing.

(d) All utility charges shall be prorated as of the Closing Date and MWP V shall obtain a final billing therefor.  All utility security deposits, if any, shall be retained by the Partnership.

3.7 Closing Costs.  The Partnership shall pay transfer taxes, if any.  The Partnership shall pay escrow fees, recording charges and all other closing costs.

3.8 Possession.  The Partnership shall deliver exclusive right of possession of the Contributed Properties to MWP V on the Closing Date.

Section 4	Condition of Contributed Properties

4.1 As Is, Where Is Condition.  MWP V acknowledges and agrees that it will acquire the Contributed Properties in “AS IS, WHERE IS” condition.  MWP V is willing to acquire the Contributed Properties based solely on MWP V’s knowledge of the Contributed Properties and the Leases, without relying upon any representations or warranties, express or implied, of any kind whatsoever, from the Partnership or from any of its Partners, or any of their respective affiliates, agents, employees, officers, directors, partners or members.

Section 5	Redemption and Cancellation of Units

5.1 Effective Time.  Effective as of the Closing the Partnership shall be deemed to have transferred the Contributed Properties to the Partners and to have redeemed and canceled the Units identified on Appendix I.

5.2 Tax Matters.  For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the distribution of the Contributed Properties as an “assets-over” form partnership division described in Treas. Reg. section 1.708(1)(d)(3)(A) and the basis of the Contributed Properties shall be determined in accordance with Section 732(a) of the Internal Revenue Code.  The Partnership shall use all reasonable efforts to furnish to the Company and the Partners, within 60 days of the close of the current taxable year, the tax information reasonably required by the Company for its federal and state income tax returns.

Section 6	Definitions

As used in this Agreement, the following terms shall have the following meanings:

Closing:  As defined in Section 3.1.

Closing Date:  As defined in Section 3.1.

Title Company:  First American Title Insurance Company, San Jose, California.

Section 7	General Provisions

7.1 Other Agreements Superseded; Waiver and Modification.  This Agreement supersedes all prior agreements or understandings, written or oral, between the parties relating to the Company’s interest in the Partnership, and incorporates the entire understanding of the parties with respect thereto.  This Agreement may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced.  The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party.

7.2 Further Assurances.  Each party agrees, at its own expense, to execute, acknowledge and deliver any further instruments reasonably requested by another party, and to take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of carrying out the terms of this Agreement.

7.3 Law Governing.  This Agreement shall be construed in accordance with and governed by the laws of California.

7.4 Successors.  This Agreement shall bind and inure to the benefit of the transferees, assigns and other successors in interest of the parties.

7.5 Counterparts.  This Agreement may be executed in counterparts.

7.6 References.  Unless expressly indicated to the contrary, all references herein to Sections and Exhibits refer to the specified part of this Agreement.  All terms such as “herein,” “hereby” or “hereunder” refer to this Agreement as a whole.

7.7 Headings; Date.  The headings used in this Agreement are provided for convenience only and this Agreement shall be interpreted as though they did not appear herein.

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The parties have duly executed and delivered this Partnership Division Agreement as of the date set forth above.

PARTNERSHIP:

MISSION WEST PROPERTIES, L.P., a Delaware limited partnership

By:  Mission West Properties, Inc., a Maryland corporation, Its General Partner

By:  /s/ Raymond V. Marino
Name:  Raymond V. Marino
Title:  President & COO
COMPANY: MISSION WEST PROPERTIES, INC., a Maryland corporation By: /s/ Raymond V. Marino Name: Raymond V. Marino Title: President & COO

MISSION WEST PROPERTIES, L.P. V, a Delaware limited partnership:

By:  Mission West Properties, Inc., a Maryland corporation, Its General Partner

By:  /s/ Raymond V. Marino
Name:  Raymond V. Marino
Title:  President & COO

ACKNOWLEDGED AND APPROVED: LIMITED PARTNERS: CARL E. BERG /s/ Carl E. Berg CLYDE J. BERG /s/ Clyde J. Berg

APPENDIX I

SCHEDULE OF CONTRIBUTED PROPERTIES

AND

DISTRIBUTED UNITS

A.           Contributed Properties

APN 086-36-043 consisting of approximately 148,600 square feet of improvements located in three buildings at the corner of Montague and Trade Zone, California

APNs 086-41-019, 020-022; 086-33-094, 095, 098, 099 more particularly described as Parcels 4, 5, 9, 10, 11, 12, and 13 of McCandless Technology Park, Milpitas, California

B.           Units of Partnership Interests

	Mission West Properties, Inc.	Carl E. Berg	Clyde J. Berg	Total
Mission West Properties L.P., II (“MWP II”) Units	6,315,553	16,189,610	16,189,610	38,694,773
Redeemed/Cancelled MWP II Units	(2,411,330)	(6,181,326)	(6,181,326)	(14,773,983)
Mission West Properties L.P. V Units	2,411,330	6,181,326	6,181,326	14,773,983

A/74671850.1